Exhibit 2.2

DATED 22 SEPTEMBER 2009

BOLS SP. Z O.O.

and

WHITE HORSE INTERVEST LIMITED

SHARE SALE AND PURCHASE AGREEMENT

THIS SHARE SALE AND PURCHASE AGREEMENT (the “Agreement”) is entered into on 22 September 2009 among:

(1)	BOLS SP. Z O.O., a limited liability company incorporated under the laws of the republic of Poland whose registered office is at ul. Kowanowska 48, 64-600 Oborniki Wielkopolskie, Poland (the “Buyer”); and

(2)	WHITE HORSE INTERVEST LIMITED, a company incorporated under the laws of the British Virgin Islands whose registered office is at P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands (the “Seller”).

WHEREAS Copecresto Enterprises Limited (the “Company”) is a company incorporated under the laws of the Republic of Cyprus whose registered office is at Arch Makariou III, 2-4 Capital Center, 9th floor P.C. 1065, Nicosia, Cyprus has an issued share capital of US$4,000 divided into 7,000 shares of US$1.00 each.

WHEREAS 4,700 shares are held by the Buyer and 1,250 shares are held by CEDC (together being 85 per cent. of the outstanding and issued share capital of the Company).

WHEREAS the remaining 1,050 shares of US$1.00 each (being 15 per cent. of the outstanding and issued share capital of the Company) (the “Sale Shares”) are held by the Seller.

WHEREAS the Seller wishes to sell and the Buyer wishes to buy the Sale Shares on the terms hereof.

WHEREBY IT IS AGREED as follows:

1.	Interpretation

1.1	In this Agreement, unless otherwise specified:

1.1.1	capitalised terms shall have the meanings set out in Schedule 1;

1.1.2	references to clauses, sub-clauses, paragraphs, sub-paragraphs, and Schedules are references respectively to clauses, sub-clauses, paragraphs and sub-paragraphs of, and to Schedules to, this Agreement;

1.1.3	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted except to the extent that any amendment or modification made or coming into effect of any statute or statutory provision after the date of this Agreement would increase or alter the Liability of a party under this Agreement;

1.1.4	headings to clauses and Annexes are for convenience only and do not affect the interpretation of this Agreement;

1.1.5	the Annexes form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include a reference to the Annexes;

1.1.6	references to this Agreement or any other document, or to any specified provision of this Agreement or any other document, are to this Agreement or that document or provision as in force for the time being, as amended, modified, supplemented, varied, assigned or novated, from time to time;

1.1.7	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established, together with its successors and assigns;

1.1.8	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality), together with its successors and assigns;

1.1.9	words importing the singular include the plural and vice versa, words importing a gender include every gender;

1.1.10	reference to “include” “includes” and “including” will be deemed to be followed by “, without limitation,” unless the context requires otherwise;

1.1.11	references to a “party” or “parties” means a party or the parties to this Agreement;

1.1.12	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.1.13	references to “US dollars,” “dollars” or to “US$” shall be construed as references to the lawful currency for the time being of the United States of America;

1.1.14	general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things;

1.1.15	where any statement or Warranty is qualified by “so far as the Seller is aware” or “to the Seller’s knowledge” or any similar expression or otherwise refers to the knowledge or awareness of the Seller, that statement shall be deemed to be made only on the basis of the actual knowledge of the Seller having made due and careful enquiry of Alexei Youriev, Sergei Kuprianov, Valery Gorbatenkov and Yuri Maximov; and

1.1.16	where any statement or Warranty is qualified by “so far as the Buyer is aware” or “to the Buyer’s knowledge” or any similar expression or otherwise refers to the knowledge or awareness of the Buyer, that statement shall be deemed to be made only on the basis of the actual knowledge of the Buyer having made due and careful enquiry of William V. Carey, Chris Biedermann and Evangelos Evangelou.

2.	Sale and Purchase

2.1	Subject to the terms of this Agreement, at Closing the Seller shall sell and the Buyer shall purchase the Sale Shares free from any Encumbrances.

2.2	Title to, beneficial ownership of, and any risk attaching to, the Sale Shares shall pass on Closing. Following Closing, the Buyer shall be entitled to exercise all rights attached or accruing to the Sale Shares including voting rights and the right to receive all dividends, distributions or any return of capital declared, paid or made on or after the Closing Date.

3.	Consideration

3.1	The consideration for the purchase of the Sale Shares shall be an amount equal to US$70,167,734 (the “Consideration”).

3.2	If any payment is made by the Seller to the Buyer (or any permitted assignee of the Buyer’s rights hereunder) in respect of any Claim, the Consideration shall so far as permitted by law be deemed to have been reduced by the amount of such payment.

3.3	Wherever in this Agreement provision is made for the payment of monies by one person to another, such payment shall be effected by electronic transfer for same day value to the account specified in writing by the party entitled to the payment at least three Business Days prior to such payment being due or otherwise to such account as is specified herein for such purpose.

4.	Closing

4.1	Closing shall take place on the third Business Day following the date of this Agreement, or (subject to clause 13) on such later date as is mutually agreed in writing between the Seller and the Buyer (the “Closing Date”).

4.2	Closing shall take place at the offices of the Seller’s Solicitors or such other place as the parties may agree, at which the Seller and the Buyer shall take the actions set out in Schedule 2 (including without limitation the payment of the Consideration) in the order listed therein.

4.3	At Closing, all of the actions and transactions contemplated by Schedule 2 shall and shall be deemed to occur simultaneously.

5.	Seller’s Warranties and Acknowledgments

5.1	The Seller warrants to the Buyer in the terms set out in Part A of Schedule 3 as at the date of this Agreement and (by reference to the facts then existing) at the Closing Date. Save in relation to fraud, the Buyer’s rights to make a Claim, and the Seller’s aggregate Liability in respect of Claims, shall be subject to the limitations set out in clause 6.

5.2	The Warranties are separate and independent and shall not be limited by reference to or inference from any other Warranty, or any other term of this Agreement or any document referred to in it.

6.	Seller’s Limitation of Liability

6.1	No Claim shall be made unless the Seller shall have been given written notice by the Buyer or any permitted assignee of the Buyer’s rights hereunder of such Claim prior to the date falling three years following the Closing Date, which notice shall specify in reasonable detail (so far as then known to that the Buyer or as the case may be the permitted assignee of the Buyer’s rights hereunder) the matters subject to the Claim and the amount in respect of which such Claim is made.

6.2	The aggregate Liability of the Seller in respect of all Claims shall not in any event exceed an amount equivalent to the Consideration.

6.3	The Seller shall not be liable to satisfy any Claim if and to the extent that such Claim is based upon a Liability which is contingent only, unless such contingent Liability becomes an actual Liability and is due and payable.

6.4	If any fact or circumstance comes to the notice of the Buyer which (in the reasonable opinion of the Buyer) is reasonably likely to constitute or give rise to a Claim the Buyer shall:

6.4.1	as soon as reasonably practicable, and in any event within ten Business Days, notify the Seller giving, so far as practicable, such material details of the Claim as are then known to the Buyer; and

6.4.2	keep the Seller reasonably informed of all material developments in relation to the Claim.

PROVIDED THAT any failure to do so shall not impede, limit or otherwise prejudice the relevant Claim, PROVIDED FURTHER THAT the Seller may separately counterclaim for breach of this clause 6.4.

6.5	Nothing in this Agreement shall obviate any duty of the Buyer or any permitted assignee of the Buyer’s rights hereunder, as applicable at law to mitigate all and any losses howsoever arising in respect of any Claim.

6.6	Neither Buyer nor any permitted assignee of the Buyer’s rights hereunder shall be entitled to recover damages or obtain payment, reimbursement or restitution more than once in respect of any Claim.

6.7	The Seller shall not be liable under any of the Warranties to the extent that the Buyer or the relevant member of the Buyer’s group has already recovered in respect of the fact, matter or event that gives rise to a breach thereof.

6.8	The Buyer shall be entitled to bring Claims under one or more applicable Warranties or other provisions of this Agreement in respect of the same matter, fact or circumstance but any Liability in respect of such matter, fact or circumstance shall be calculated without duplication of recovery by reason of such matter, fact or circumstance constituting a breach of more than one Warranty or other provisions of this Agreement.

6.9	No Liability shall attach to the Seller by reason of any breach of any of the Warranties to the extent that the loss that is the subject of the relevant Claim has been made good or is otherwise compensated for.

6.10	If the Seller pays, at any time, the Buyer or any permitted assignee of the Buyer’s rights hereunder an amount pursuant to a Claim and the Buyer or a member of the Buyer’s Group subsequently recovers from some other person (including an insurer) any sum in respect of the matter giving rise to such Claim, the Buyer shall, or as the case may be shall procure that the permitted assignee of the relevant Buyer’s rights hereunder shall, repay to the Seller so much of the amount so paid by the Seller as does not exceed the sum recovered from such other person.

7.	Third Party Claims

The parties acknowledge that in the event there is a Third Party Claim in respect of which the Buyer is entitled to bring a Claim against the Seller, the parties shall discuss in good faith with a view to agreeing upon an approach in relation to the Third Party Claim that is in the common interests of both parties, insofar the same is reasonably practicable.

8.	Buyer’s Warranties and Acknowledgements

8.1	The Buyer warrants to the Seller in the terms set out in Part B of Schedule 3 as at the date of this Agreement and (by reference to the facts then existing) at the Closing Date. Save in relation to fraud, the Seller’s rights to make a Claim, and the Buyer’s aggregate Liability in respect of Claims, shall be limited to an amount equivalent to the Consideration.

8.2	The Warranties are separate and independent and shall not be limited by reference to or inference from any other Warranty, or any other term of this Agreement or any document referred to in it.

9.	Effect of Closing

9.1	Any provision of this Agreement which is capable of being performed after (but which has not been performed at or before) Closing, and all Warranties and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Closing.

9.2	Nothing in this Agreement, the obligations of the parties hereunder or the Closing shall terminate or otherwise affect the rights or obligations of the parties under the Original SPA.

10.	Remedies and Waivers

10.1	No delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided under this Agreement or any other documents referred to herein shall impair such right, power or remedy, or operate as a waiver thereof.

10.2	The single or partial exercise of any right, power or remedy provided under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.	No representations

Without prejudice to the rights of the parties arising out of the express terms of this Agreement, no party shall be liable (in equity or tort, under the Misrepresentation Act 1967 or in any other way) in respect of any misrepresentation made in connection herewith or in connection with any other document which is entered into by the parties or any of them in connection with this Agreement.

12.	Assignment

12.1	Subject to clause 12.2, neither party shall assign, or purport to assign, all or any part of the benefit of, or its rights or benefits under, this Agreement (including the Warranties and any causes of action arising in connection with any of them), no party shall make a declaration of trust in respect of or enter into any arrangement whereby it agrees to hold in trust for any other person all or any part of the benefit of, or its rights or benefits under, this Agreement (including the Warranties and any causes of action arising in connection with any of them) and no party shall sub-contract or enter into any arrangement whereby another person is to perform any or all of its obligations under this Agreement, in each case without the prior written consent of the other party.

12.2	The Buyer may at any time and without the prior written consent of the Seller assign the whole or part of any of its rights or benefits under this Agreement (but not, for the avoidance of doubt, the obligations under this Agreement) to CEDC.

12.3	Except as expressly permitted by this clause 12, any assignment of this Agreement, or any right or obligation arising under it, shall be void.

13.	Termination

13.1	This Agreement:

13.1.1	may be terminated at any time by mutual written consent of the Seller and the Buyer; and

13.1.2	shall terminate upon written notice by any party to be given to each other party if Closing shall not have occurred on or prior to the Long Stop Date or on such later date as is mutually agreed in writing between the Seller and the Buyer in accordance with clause 4.1.

13.2	If this Agreement terminates in accordance with clause 13.1, and without limiting any party’s right to claim damages (or such other remedies as may be available at law or in equity) in respect of antecedent breaches, all obligations of the parties under this Agreement shall end (except for the provisions of clauses 17, 18, 19, 20 and 27), but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

14.	Termination of Shareholders’ Agreement

The parties acknowledge that the Shareholders’ Agreement shall terminate upon the transfer of Sale Shares on the Closing Date pursuant to clause 16 of the Shareholders’ Agreement.

15.	Further Assurances

15.1	Both of the parties shall from time to time at its own cost, on being required to do so by the other party, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the party concerned as they may reasonably consider necessary to transfer the Sale Shares to the Buyer and otherwise give full effect to this Agreement.

15.2	Without limitation to clause 15.1 but subject always to clause 19, each of the Seller and the Buyer agrees that it shall, upon a request from any other party or from any Competent Authority, promptly co-operate with and provide all necessary information reasonably requested by any such Competent Authority in respect of its proper and lawful enquiries in connection with this Agreement and the arrangements relating thereto from any such Competent Authority.

16.	Variation

This Agreement may only be varied in writing signed by both of the parties.

17.	Notices

17.1	Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing.

17.2	Any such notice or other communication shall be addressed as provided in clause 17.3 and, if so addressed, shall be deemed to have been duly given or made as follows:

17.2.1	if sent by personal delivery, upon delivery at the address of the relevant party;

17.2.2	if sent by international courier, upon receipt of a confirmation of delivery; and

17.2.3	if sent by facsimile, upon receipt of a confirmation of transmission,

PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day (or at the start of Working Hours on that day if the relevant notice or other communication would otherwise be deemed to have been given before Working Hours on a Business Day).

17.3	The relevant addressee and facsimile number of each party for the purposes of this Agreement, subject to clause 17.4, are:

Name of party:	For the attention of:	Facsimile No.:
Seller	Sergey Kupriyanov	+7-495-500-3149

Buyer	Christopher Biedermann	+48-22-375-1810

The addresses of the Seller and the Buyer are as set out at the commencement of this Agreement.

Any notice or other communication to the Seller shall be addressed as above, with a copy to:

Akin Gump Strauss Hauer & Feld LLP

Ducat Place II

7 Gasheka Street

Moscow 123056 Russia

Attn: Andrei Danilov

Facsimile No.: +7-495-783-7701

Any notice or other communication to the Buyer shall be addressed as above, with a copy to:

Dewey & LeBoeuf

One Minster Court

Mincing Lane

London EC3R 7YL

United Kingdom

Attn: Stephen J. Horvath III

Facsimile No.: +44-20-7459-5099

17.4	Either party may notify the other of a change to its name, relevant addressee, address or fax number for the purposes of clause 17.3 PROVIDED THAT such notification shall only be effective on:

17.4.1	the date specified in the notification as the date on which the change is to take place; or

17.4.2	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

18.	Announcements

18.1	Subject to clause 18.2, no announcement concerning the sale of the Sale Shares or any ancillary matter shall be made by any party (and each of the Seller and the Buyer shall procure that no member of their respective Groups shall make any such announcement) without the prior written approval of the other party, such approval not to be unreasonably withheld or delayed.

18.2	Either party may make an announcement, or permit or allow any other member of its Group to make an announcement, concerning the sale of the Sale Shares or any ancillary matter if and to the extent required by:

18.2.1	the law of any relevant jurisdiction;

18.2.2	any securities exchange or regulatory or governmental body to which such party or Group member is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

in which case the party concerned shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the others before making (or as the case may be permitting or allowing) such announcement.

18.3	The restrictions contained in this clause 18 shall continue to apply after the termination of this Agreement or Closing for a period of three years.

19.	Confidentiality

19.1	Subject to clause 19.2, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

19.1.1	the provisions of this Agreement;

19.1.2	the negotiations relating to this Agreement;

19.1.3	the subject matter of this Agreement; or

19.1.4	any other party.

19.2	Notwithstanding clause 19.1, any party may disclose Confidential Information if and to the extent that:

19.2.1	it is required by the law of any relevant jurisdiction;

19.2.2	it is required by any securities exchange or regulatory or governmental body to which it is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

19.2.3	it is disclosed on a strictly confidential basis to the professional advisers, auditors and bankers of that party;

19.2.4	the information has come into the public domain through no fault of that party or any of its Affiliates;

19.2.5	each other party has given its prior written approval to the disclosure; or

19.2.6	such disclosure is required to enable that party to enforce its rights under this Agreement;

PROVIDED THAT (unless contrary to law or the direction of any governmental authority) any such information disclosed pursuant to clauses 19.2.1 or 19.2.2 shall be disclosed only after notice to and consultation with the other party, to the extent that such notice and consultation is reasonably practicable in the circumstances.

19.3	Both of the parties hereby agrees that they shall not use Confidential Information for any purpose other than the performance of their obligations under this Agreement (and the transactions contemplated hereby) or in connection with the Business or their evaluation of the same, or in connection with the enforcement of their rights hereunder.

19.4	The restrictions contained in this clause 19 shall continue to apply after the termination of this Agreement or Closing for a period of three years.

20.	Costs and Expenses

Each party shall pay its own costs and expenses in relation to the preparation, negotiation and execution of this Agreement and the negotiations leading up to the same, and each party shall be responsible for the costs and expenses of its own advisors.

21.	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any competent jurisdiction, such provision shall not affect or impair:

21.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

21.2	the legality, validity or enforceability under the law of any other jurisdiction of such provision or any other provision of this Agreement.

22.	Third Party Rights

The parties to this Agreement do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise, by any person who is not a party to this Agreement.

23.	Counterparts

This Agreement may be executed in counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute but one and the same instrument.

24.	Entire Agreement

This Agreement (and all other documents which are entered into by the parties or any of them in connection with this Agreement) contain the whole agreement between the parties relating to the subject matter of this Agreement and such other documents at the date hereof. Each party acknowledges that it has not been induced to enter this Agreement by, and in agreeing to enter into this Agreement it has not relied on, any representation or warranty except as expressly stated or referred to in this Agreement and/or any such other document and, so far as permitted by law (and except in the case of fraud) the parties hereby waive any remedy in respect of (and acknowledges that no other party nor any of its agents, directors, officers or employees have given) any such representations or warranties which are not expressly stated or referred to in this Agreement and/or any such other document.

25.	Currency

For the avoidance of doubt, all payments made pursuant to this Agreement shall be denominated in US dollars.

26.	Language

All portions of this Agreement are prepared in the English language only.

27.	Choice of Governing Law and Arbitration

27.1	This Agreement shall be governed by and construed in accordance with the laws of England without giving effect to applicable conflict of laws provisions.

27.2	Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the London Court of International Arbitration (the “LCIA Rules”), which rules are deemed to be incorporated by reference into this Agreement. There shall be three arbitrators, and the parties agree that one arbitrator shall be nominated by each of the Seller and the Buyer. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-nominated arbitrators within fourteen days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA Court. The seat or place of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The award shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction.

27.3	Nothing in this agreement shall prevent the parties or any of them seeking interim relief or conservatory measures in aid of the arbitration proceedings or for the enforcement of any arbitral award, PROVIDED THAT the parties agree that they may only seek, and shall only be entitled to, such relief as is consistent with clause 27.2. Without prejudice to such provisional remedies that may be granted by a national court in aid of arbitration, the arbitral tribunal shall have full authority to grant interim or conservatory measures, to order a party to seek modification or vacation of interim or conservatory measures issued by a national court, and to award damages or give other appropriate relief for the failure of any party to respect the arbitral tribunal’s orders to that effect.

27.4	The parties hereby waive their rights to apply or appeal under Sections 45 and 69 of the Arbitration Act 1996.

IN WITNESS WHEREOF the parties have entered in to this Agreement the day and year first before written.

SIGNED by Evangelos Evangelou	)
for and on behalf of	)	/s/ Evangelos Evangelou
BOLS SP. Z O.O.	)
SIGNED by Sergey Kupriyanov	)
for and on behalf of	)	/s/ Sergey Kupriyanov
WHITE HORSE	)
INTERVEST LIMITED	)

SCHEDULE 1

DEFINITIONS

In this Agreement:

“Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, through the ownership of voting securities, by contract, as trustee, executor or otherwise. In the case of the Seller, “Affiliate” includes the direct or indirect ultimate beneficial holders of shares of the Seller and any person controlled by such holders;

“Business” means the business conducted at Closing by the Company and its subsidiaries and includes management and operation of the alcoholic beverages production and sale business related to the “Parliament” and “999,9” brands;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in London, Moscow, Nicosia, Tortola and Warsaw;

“Buyer’s Group” means the Buyer and its respective Affiliates and “member of the Buyer’s Group” means any and all of the Buyer and its respective Affiliates and, for the avoidance of doubt, from and after Closing shall include the Company;

“CEDC” means Central European Distribution Corporation, a Delaware corporation whose registered office is at 2 Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania, 19004, USA;

“Claim” means a claim for breach of any of the Warranties;

“Closing Date” means the date on which Closing takes place;

“Competent Authority” means any court of law or tribunal, any government, governmental or quasi-governmental agency, department, authority or regulatory body, any Tax Authority and any local authority, in each case within the Russian Federation;

“Confidential Information” means the confidential information as described in clause 19.1;

“Consideration” has the meaning as defined in clause 3.1;

“Encumbrance” means any interest of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, title, retention or any other security agreement or arrangement;

“Group” means the Buyer’s Group or the Seller’s Group as the case may be;

“Law” includes all applicable legislation, statutes, directives, regulations, judgments, decisions, licenses, permits, consents, decrees, notices, directives, policies, orders, by-laws and other legislative measures or decisions, treaties, conventions and other agreements between states, or between states and supranational bodies and rules of common or civil law, in each case, having the force of law and having effect in, any jurisdiction;

“LCIA Rules” has the meaning as defined in clause 27.2;

“Letter of Amendment” means the letter dated 22 September 2009 amending the terms of the Original SPA and executed by the Seller, William V. Carey, CEDC and the Buyer.

“Liabilities” means any and all liabilities, duties and obligations of every description, including interest whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly and as principal or surety;

“Long Stop Date” means the 20th Business Day following the date of this Agreement;

“Original SPA” means the share sale and purchase agreement dated 11 March 2008 and made between the Seller, William V. Carey, CEDC and the Buyer under which the Buyer acquired some 3,400 shares of US$1.00 each in the capital of the Company;

“Seller’s Account” means the bank account of the Seller specified in Schedule 4;

“Seller’s Group” means the Seller and its Affiliates, and a “member of the Seller’s Group” means any and all of the Seller and its Affiliates and, for the avoidance of doubt, from and after Closing shall exclude the Company;

“Seller’s Solicitors” mean Akin Gump Strauss Hauer & Feld LLP of Ducat Place II, 7 Gasheka Street, Moscow, Russia;

“Shareholders’ Agreement” means the shareholders’ agreement between the Buyer, the Seller, CEDC and the Company, dated 13 March 2008;

“Tax” means all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs relating thereto, and Taxation shall have the same meaning;

“Tax Authority” means any authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any Law in relation to Tax;

“Third Party Claim” means a Claim by a person other than a member of the Seller’s Group, the Buyer’s Group, the Company, or any Affiliate of any of them brought after Closing;

“Warranties” means the warranties set out in Schedule 3; and

“Working Hours” means 9.30 a.m. to 5.00 p.m. on a Business Day.

SCHEDULE 2

CLOSING DELIVERABLES

At Closing, the Seller and the Buyer shall take the following actions simultaneously but notionally in the order listed below:

1.	The Buyer shall deliver to the Seller a copy of a resolution (certified by a duly appointed officer as true and correct) of the appropriate management body of the Buyer authorising the execution of, and the performance by it of this Agreement and its obligations thereunder.

2.	The Seller shall deliver to the Buyer a copy of a resolution (certified by a duly appointed officer as true and correct) of the appropriate management body of the Seller and each relevant member of the Seller’s Group authorising the execution of and the performance by the Seller and by such members of their respective obligations under this Agreement.

3.	The Seller shall deliver duly executed resignations of Sergey Kupriyanov and Panagiotis I. Kinanis from the Board of Directors of the Company, executed in customary form and, waiving (to the extent the Seller is able to procure such waiver, having used its reasonable endeavours to do so) any and all rights such directors may have against the Company as the case may be save for (specified) unpaid salary, fees and out of pocket expenses (if any).

4.	The Buyer shall procure that the Company’s director(s) pass a resolution authorising the transfer of the Sale Shares.

5.	The Buyer shall pay to the Seller’s Account an aggregate amount equal to the Consideration (and to provide copies of documents confirming debit and transfer of such amounts to the Seller’s Account).

6.	The Seller shall deliver to the Buyer (on behalf of itself) the duly completed and executed instrument of transfer for all of the Sale Shares in the name of the Seller as transferor and the Buyer, as transferee.

7.	The Buyer shall procure a waiver from CEDC pursuant to the Articles of Association of the Company, the Shareholders’ Agreement and otherwise in respect of the transaction contemplated by this Agreement.

8.	The Buyer shall deliver to the Seller copies of the resolutions (certified by a duly appointed officer as true and correct) of the appropriate management bodies of the Buyer and CEDC authorising the execution of, and performance by them of the Letter of Amendment in respect of the Original SPA, and their obligations thereunder.

9.	The Seller shall deliver to the Buyer a copy of a resolution (certified by a duly appointed officer as true and correct) of the appropriate management body of the Seller authorising the execution of, and the performance by it of the Letter of Amendment in respect of the Original SPA, and their obligations thereunder.

SCHEDULE 3

WARRANTIES

PART A (SELLER’S WARRANTIES)

1.	Ownership of the Shares

1.1	Save as altered or prejudiced by any direct or indirect act of the Buyer, the Seller legally and beneficially owns all of the Sale Shares free from any Encumbrances and all such Sale Shares together represent 15 per cent. of the authorised and issued share capital of the Company. Save as altered or prejudiced by any direct or indirect act of the Buyer, there is no agreement or commitment to give or create Encumbrances on or over the Sale Shares or any of them and, so far as the Seller is aware, no claim has been made by any person to be entitled to any.

1.2	The Sale Shares have been validly issued and allotted and are fully paid up.

1.3	The Seller is entitled and empowered to sell and transfer the Sale Shares to the Buyer on the terms set out in this Agreement.

2.	Capacity of the Seller

2.1	The Seller has the requisite capacity, power and authority to enter into and perform its obligations under this Agreement.

2.2	The Seller has taken all necessary corporate action required by its constitutional or organisational documents to permit it to enter into and perform its obligations under this Agreement.

2.3	This Agreement constitutes, when executed, constitute binding obligations of the Seller, as applicable, in accordance with their respective terms.

2.4	The execution and delivery by the Seller of this Agreement and the performance by the Seller of its obligations under this Agreement will not (or with the giving of notice or lapse of time would not):

2.4.1	result in a breach of any provision of the constitutional or organisational documents of the Seller;

2.4.2	result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller is a party or by which the Seller is bound or any contractual commitment to which the Seller is bound.

3.	Insolvency

3.1	No order has been made and no resolution has been passed for the winding up of the Seller and, so far as the Seller is aware, no petition has been presented for the purpose of winding up the Seller.

3.2	No administration order has been made and, so far as the Seller is aware, no petition for such an order has been presented in respect of the Seller.

3.3	So far as the Seller is aware, no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Seller.

3.4	So far as the Seller is aware, no voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of the Seller.

3.5	So far as the Seller is aware, none of the Seller is insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986, or has stopped paying its debts as they fall due.

3.6	Nothing analogous or substantially analogous to any of the foregoing has occurred anywhere in the world.

PART B (BUYER’S WARRANTIES)

1.	Capacity of the Buyer

1.1	The Buyer has the requisite capacity, power and authority to enter into and perform its obligations under this Agreement.

1.2	The Buyer has taken all necessary corporate action required by its constitutional or organisational documents to permit it to enter into and perform its obligations under this Agreement.

1.3	This Agreement constitutes, when executed, constitute binding obligations of the Buyer, as applicable, in accordance with their respective terms.

1.4	The execution and delivery by the Buyer of this Agreement and the performance by the Buyer of its obligations under this Agreement will not (or with the giving of notice or lapse of time would not):

1.4.1	result in a breach of any provision of the constitutional or organisational documents of the Buyer;

1.4.2	result in a breach of any order, judgment or decree of any court or governmental agency to which the Buyer is a party or by which the Buyer is bound or any contractual commitment to which the Buyer is bound.

2.	Insolvency

2.1	No order has been made and no resolution has been passed for the winding up of the Buyer and, so far as the Buyer is aware, no petition has been presented for the purpose of winding up the Buyer.

2.2	No administration order has been made and, so far as the Buyer is aware, no petition for such an order has been presented in respect of the Buyer.

2.3	So far as the Buyer is aware, no receiver (which expression shall include an administrative receiver) has been appointed in respect of the Buyer or all or any of their respective assets.

2.4	So far as the Buyer is aware, no voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of the Buyer.

2.5	So far as the Buyer is aware, the Buyer is not insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986, or has stopped paying its debts as they fall due.

2.6	Nothing analogous or substantially analogous to any of the foregoing has occurred anywhere in the world.

SCHEDULE 4

SELLER’S ACCOUNT

Bank:	ING Bank (Suisse) S.A.,
30 avenue de Frontenex-CH-1211 Geneva 6

Beneficiary:	WHITE HORSE INTERVEST LIMITED
COMMONWEALTH TRUST LIMITED,
DRAKE CHAMBERS,
TORTOLA, BRIT.VIRG.ISLANDS

A/C NO.:	6387112

SWIFT:	BBRUCHGGXXX

IBAN USD:	CH25 0864 0638 7112 0010 1
IBAN EUR:	CH95 0864 0638 7112 0010 2
IBAN CHF:	CH68 0864 0638 7112 0010 3

Corr. Bank USD:

Account:	04024587
Bank:	Deutsche Bank New York
Swift:	BKTRUS33XXX

Corr. Bank EUR:

Account:	1009418419000
Bank:	Deutsche Bank Frankfurt
SWIFT:	DEUTDEFFXXX